UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): December 1, 2005
PolyOne Corporation
(Exact Name of Registrant as Specified in Charter)

Ohio	1-16091	34-1730488

(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)
PolyOne Center, 33587 Walker Rd.
Avon Lake, Ohio 44012
(Address of Principal Executive Offices) (Zip Code)
Registrant’s telephone number, including area code:
(440) 930-1000
N/A

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On December 1, 2005, the Compensation and Governance Committee of the Board of Directors (the “Committee”) of PolyOne Corporation (“PolyOne”) approved the performance measures to be used to determine the amounts of the cash incentive awards that may be paid to executive officers of PolyOne for calendar year 2006 under the PolyOne Corporation Senior Executive Annual Incentive Plan. The performance measures relevant to the cash incentive determination for calendar year 2006 for each of the executive officers will be as follows:

Name	Title		Performance Measures
V. Lance Mitchell	Group Vice President and General Manager, N.A. Color	• • •	Operating Income of the Color business unit Volume Growth of the Color business unit PolyOne Cash Flow
Michael L. Rademacher	Vice President and General Manager, Distribution	• •	Operating Income of the Distribution business unit PolyOne Cash Flow
Robert M. Rosenau	Vice President and General Manager, Vinyl Compounds	• • •	Operating Income of the Vinyl Compounds business unit Material Margin Management of the Vinyl Compounds business unit PolyOne Cash Flow
Wendy C. Shiba	Vice President, Chief Legal Officer and Secretary	• • •	PolyOne Operating Income EBIT ROIC of the Raw Materials Joint Ventures (“RMJV”) PolyOne Cash Flow
Kenneth M. Smith	Vice President and Chief Information and Human Resources Officer	• • •	PolyOne Operating Income EBIT ROIC of the RMJV PolyOne Cash Flow
W. David Wilson	Vice President and Chief Financial Officer	• • •	PolyOne Operating Income EBIT ROIC of the RMJV PolyOne Cash Flow

     Executive officers are entitled to receive up to 200% of their target level of incentive opportunity based on the achievement of specified goals relating to these performance measures. After completion of calendar year 2006, the Committee will determine the extent to which the specified goals relating to the performance measures have been achieved and will determine the actual amounts to be paid. The PolyOne Corporation Senior Executive Annual Incentive Plan has been previously filed by PolyOne as an exhibit to a Form 8-K, filed on May 24, 2005.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: December 7, 2005

POLYONE CORPORATION
By:	/s/ Wendy C. Shiba
	Name:	Wendy C. Shiba
	Title:	Vice President, Chief Legal Officer and Secretary